EMPLOYMENT AGREEMENT

                   THIS AGREEMENT ("Agreement") is dated as of January 12, 2001, and is by and between IGT (the "Company"), and Maureen Mullarkey ("Executive").

                   WHEREAS, the Company desires to retain the services of Executive on the terms and subject to the conditions in this Agreement; and

                   NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

          1. Employment. The Company hereby employs Executive in the position of Senior Vice President and Chief Financial Officer, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

          2. Term. The term of Executive's employment pursuant to this Agreement is set forth as follows: An initial period of employment shall commence on January 22, 2001 through February 28, 2001 ("Interim Period"). The term of Executive's employment pursuant to this Agreement shall be for a period of five
(5) years, commencing on March 1, 2001 ("Commencement Date") to and including March 1, 2006, unless earlier terminated as provided in this Agreement (the "Term").

          3.  Compensation.

                   3.1 Base Salary. As compensation in full for the services to be rendered by the Executive under this Agreement, Company shall pay to
Executive: (a) during the Interim Period, a base salary of $1,000 per month; and
(b) during the Term of this Agreement, a base salary of $250,000 (the "Base Salary"). Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies. Executive will receive minimum annual salary increases of $15,000 during each year of the Term of this Agreement. Nothing in this Agreement shall preclude the Company from deciding to increase Executive's salary in greater amount. In March 2002, Executive will be considered for a promotion to Executive Vice President, and if Executive is promoted, salary increases and additional options commensurate with the promotion will be considered at that time.

                   3.2. Reimbursements.     Executive will receive $30,000 in
reimbursement of moving and relocation expenses.


                   3.3 Bonus. Executive will be eligible to participate in the Company's management bonus program, and the bonus calculation shall not exceed 150 percent of the Executive's Base Salary in effect as of the end of the Company's fiscal year upon which the bonus is based. The bonus will be payable based upon the increase in operating profits before incentives over the previous fiscal year, attainment of the Company's fiscal year ERP program goals, and various management objectives set by the Chief Executive Officer in consultation with Executive. For each year that a bonus is granted, the amount greater than 100 percent of Base Salary will be accrued, and payment deferred (the "Deferred

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Bonus") for two years. For example, the Deferred Bonus for year one would be paid in year three, the Deferred Bonus for year two, if any, would be paid in year four and so on, so long as Executive remains with the Company. If Company decides not to continue Executive's employment at the end of the Term or pursuant to Paragraph 7.5 below, all Deferred Bonus amounts would be due and payable at that time.

                   3.4 Participation in Benefit Plans. Executive shall also be entitled to participate in all employee benefit plans or programs of the Company to the extent that her position, title, tenure, salary, age, health and other qualifications make her eligible to participate. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.


                   3.5 Stock Options. Concurrent with the Commencement Date of this Agreement, the Company shall grant to Executive an option to purchase 100,000 shares of common stock of the Company, in accordance with the provisions of the Company's 1993 Stock Option Plan (the "Stock Options"). The Stock Options shall vest at a rate of 20 percent per year over a five-year period, and the grant price will be the closing stock price of the Company's common stock on January 22, 2001. In addition, on January 22, 2001, the terms of each stock option granted to Executive and outstanding on the date of Executive's July 2000 resignation from the Company (the "Prior Stock Options"), will be reinstated and
(i) the vesting schedule of each such Prior Stock Options shall continue as though no termination of employment had occurred and (ii) the original term and termination of employment provision of such Prior Stock Options shall apply. Company is currently developing a management stock option bonus plan and if said plan is developed and put into place, Executive shall be eligible to participate in this plan commensurate with her position within the Company.

                   3.6 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

              4. Confidential Information. Except as permitted or directed by the Company's Board of Directors or required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, during the Term or at any time thereafter Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business the Company or any of its respective affiliates) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of her employment by the Company (including employment by the Company or any affiliated or predecessor companies prior to the date of this Agreement), whether developed by herself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and its affiliates would be wrongful and would cause

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irreparable harm to the Company. Both during and after the Term, Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

              5. Ventures. If, during the Term, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights with respect to such project, program or venture shall belong to the Company. Except as approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Executive as provided in this Agreement.

              6.  Noncompetition Covenant.

                   6.1 Agreement not to Compete. Executive agrees that during the term of this Agreement, Executive shall not, without the written consent of the Company's Board of Directors, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Company is conducting during the Term, including the design, development, manufacture, distribution, marketing, leasing, financing or selling of accessories, devices, or systems related to the products or services being sold by the Company.

                   6.2 Geographic Extent of Covenant. The obligations of Executive under Section 6.1 shall apply to any geographic area in which the Company has engaged in business during the Term.

                   6.3 Non-Solicitation. Executive agrees that during the Term and for a period of 12 months thereafter, she will not, without the prior written approval of the Company's Board of Directors, hire, solicit or endeavor to entice away from the Company or, following termination of Executive's employment, otherwise interfere with the relationship of the Company with any employee of the Company, or any person or entity who was, within the then most recent prior 12-month period, a customer, supplier or contractor of the Company or any of its affiliates.

              7. Termination. This Agreement shall terminate in accordance with the following provisions:

                  7.1 Expiration of the Term. Unless earlier terminated in accordance with the provisions hereof, this Agreement shall terminate upon expiration of the five year Term as provided in Paragraph 2. After the expiration of the Term, the Company may continue the employment of Executive and Executive may accept the employment on an at will basis.

                  7.2 Death. If the Executive dies during the Term, this Agreement shall terminate, with the Termination Date being the date of the Executive's death.

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                  7.3 Disability. If the Executive has been absent from service to the Company as required in this Agreement for a period of ninety (90) days or more during any one-hundred eighty (180) day period during the Term as a result of any physical or mental disability, the Company has the right to terminate this Agreement, the Termination Date being ten (10) days after notice thereof is given to Executive.

                  7.4 Termination by Company for Cause. The Company has the right to terminate this Agreement for Cause as defined herein, such termination to be effective immediately upon notice thereof from the Company to Executive. For purposes of this Agreement, "Cause" shall mean:

                  o The willful and material failure of Executive to perform her duties hereunder (other than any such failure due to Executive's physical or mental illness), or the willful and material breach by Executive of her obligations hereunder; or
                  o Executive engages in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company; or
                  o Executive is convicted of, or enters a plea of guilty or nolo contendre, to a crime that constitutes a felony; or
                  o The failure or inability of Executive to obtain or retain any license required to be obtained or retained by her in any jurisdiction in which the Company does or proposes to do business.

                   7.5 Termination by Company Without Cause. If at any time the Company decides to terminate this Agreement for any reason without Cause during the Term, it may do so under the following terms and conditions:

                  o Company shall pay Executive a single lump sum severance payment equal to one year of Executive's Base Salary and any applicable Deferred Bonus. Such payment will be based upon the Base Salary in existence at the time of termination.
                  o The Company will also pay the premiums for your health benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to the extent that you are eligible for COBRA benefits, for the shorter of a period of one year following your Termination without Cause or until you secure new employment.
                  o In the event of death of Executive during the term of the Agreement, the one year of Base Salary and Deferred Bonus shall be paid to the estate of Executive or as she shall otherwise direct in writing.
                  o Executive's Stock Options and Prior Stock Options described in Paragraph 3.5 above, shall have their vesting accelerated in full so as to become one hundred percent vested as of the date of termination.

                   7.6. Termination due to Change of Control. If at any time during the Term a third party acquires a controlling interest in the Company ("Change of Control"), Executive may at her discretion, elect to sever her relationship with the Company. In this instance, the provisions of Paragraph 7.5 above shall apply. A "Controlling Interest" shall be defined as a transfer of ownership of 40 percent or more of the outstanding shares of Company. In the event of a Change of Control of Company occurring while Executive is employed by

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Company, Executive's Stock Options and Prior Stock Options described in
Paragraph 3.5 above, shall have their vesting accelerated in full so as to become one hundred percent vested as of the date of the Change of Control.

              8.  Miscellaneous.

                   8.1 Governing Law. This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, is made under and shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to principles of conflict of laws.

                   8.2 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by all of the parties hereto.

                   8.3 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                   8.4 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                   8.5 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

                   8.6 Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Paragraphs 4 and 6 above. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

                   8.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement or breach thereof, shall be settled by arbitration in the State of Nevada in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In reaching his or her decision, the arbitrator shall have no authority to change

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or modify any provision of this Agreement.

                   IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.


                                   IGT

                                    By:___________________________________
                                       G. Thomas Baker
                                       President, Chief Executive Officer

                                   EXECUTIVE

                                    By:___________________________________
                                       Maureen Mullarkey